UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2013

Old Line Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-50345	20-0154352
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	1525 Pointer Ridge Place
	Bowie, Maryland	20716
	(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 301-430-2500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 2-Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2013, Old Line Bank (the “Bank”), the wholly-owned operating subsidiary of Old Line Bancshares, Inc. (the “Registrant”), as successor to The Washington Savings Bank (“TWSB”), entered into a Deconversion and Termination Agreement (the “Agreement”) with Open Solutions, LLC, in connection with the Registrant’s previously-announced acquisition of WSB Holdings, Inc., the former parent company of TWSB, and the merger of TWSB into the Bank.

Pursuant to the Agreement, Open Solution will provide certain deconversion services to the Bank, which includes the provision of certain information and data relating to TWSB.  The Agreement also terminates the existing Services Agreement, as amended, between TWSB and Open Solutions.  In exchange, the Bank has paid Open Solutions a total of $2.79 million, including a $1.28 million termination fee and past-due and future invoices of approximately $555 thousand.  The Agreement provides that amounts due under the Agreement may change based on the Bank’s “processing volumes, any additional, related deconversion services and monthly invoices through the date of conversion” and that the Bank may also be charged fees as they occur, but we do not expect any such additional payments or fees to be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date: July 2, 2013	By: /s/ Mark A. Semanie
Mark A. Semanie, Chief Operating Officer